EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-162430) and related Prospectus of Raptor Pharmaceutical Corp. for the registration of 5,557,865 shares of common stock and to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-162430) of our report dated March 24, 2009, with respect to the consolidated financial statements of TorreyPines Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

San Diego, California

November 11, 2009